Exhibit 10.2

[Benihana Letterhead]

February 9, 2009

Mr. Joel A. Schwartz
8685 NW 53 Terrace, Suite 201
Miami, Florida 33166

Dear Joel:

          This letter confirms our agreements as follows:

          1. Resignations. By your signature below, you hereby resign, effective immediately, (i) as a director of Benihana Inc. (the “Company”), (ii) as the Chairman and Chief Executive Officer of the Company, and (iii) from all directorships or other offices you may hold at any of the Company’s subsidiaries or affiliates. You will, upon request, execute and deliver to us such additional documents as we may from time to time reasonably request to evidence such resignations.

          2. Termination of Employment Agreement. The Employment Agreement between you and the Company dated March 17, 2008 (and your employment by the Company thereunder) is hereby terminated effective immediately. Subject to the terms and conditions of the Employment Agreement and this letter agreement, such termination will be treated as a termination by the Company without cause pursuant to the provisions of Section 8.1 of the Employment Agreement and both you and the Company will continue to be bound by all of the provisions of the Employment Agreement. In this connection, among other things: (i) you will be entitled to be paid the Severance Benefit and the Retirement Benefit (each as defined in the Employment Agreement) subject to the terms and conditions thereof including your execution and delivery to the Company of the general release as contemplated in Section 4.5 thereof, (ii) you will be entitled to participate in the Insurance Plans or to receive the Insurance Payment as provided in Section 9 (b) of the Employment Agreement, and (iii) you will continue to be bound by the confidentiality, non competition and other provisions of Section 10 of the Employment Agreement.

          3. Consulting Arrangement. You hereby agree that during the period commencing on the date hereof and ending on the earlier of (i) your death, or (ii) the fifth anniversary of the date hereof (the “Consulting Term”), you will render advice and assistance with respect to such aspects of the Company and its business as the Company may from time to reasonably request of you (the “Services”); provided, however, that except as the Company may otherwise agree, you will in no event be required to provide Services in excess of 20 man hours a month. In consideration of your agreement to render the Services and as sole compensation therefor, the Company will pay to you the sum of $86,000, such payment to be made in five equal annual installments of $17,200 commencing on the first anniversary of the date hereof.

          4. Stock Grants. All outstanding stock options granted to you under the terms of the Company’s 2007 Equity Incentive Plan (the “2007 Plan”), shall continue in effect subject to and in accordance with the terms of that Plan and such option grants. This will confirm that the Compensation Committee of the Board of Directors of the Company has authorized the acceleration of the vesting of all of the options (and the termination of all forfeiture provisions applicable to shares of restricted stock) granted to you under the 2007 Plan and that all such options are fully vested and exercisable (and that none of such shares of restricted stock are subject to a risk of forfeiture) as at the date hereof. You further acknowledge that all outstanding stock options granted to you by the Company other than those granted under the 2007 Plan shall expire by their terms in connection with the termination of your employment with the Company, all as more fully provided under the terms of the plans pursuant to which such options were granted to you and your related option grants.

          5. Non Disparagement. You agree not to make any statements (written or oral) of a defamatory, disparaging or critical nature to any third party about the Company and/or its owners, directors, officers, employees, operations, products and/or services; and the Company agrees not to make (and to use its best efforts to cause its directors, officers, employees and affiliates not to make) any statements (written or oral) of a defamatory, disparaging or critical nature to any third party about you. Nothing herein shall prohibit any party from giving truthful testimony or statements in any litigation or governmental investigation or proceeding requiring the same.

          7. Miscellaneous. This letter agreement shall be governed by, and construed in accordance with the laws of the State of Florida, applicable to agreements made and to be performed solely within such state. In the event of a conflict between this letter agreement and the Employment Agreement, the terms and conditions of this letter agreement will be controlling. Each party reserves all remedies available to it at law or in equity for any breach of the other party’s obligations hereunder or under the Employment Agreement, including, in the case of the Company, the right to terminate any further payments due thereunder.

          If the above accurately reflects our understanding as to the subject matter thereof, please sign the enclosed copy of this letter and return the same to the undersigned.

Sincerely yours,

Benihana Inc.

By	/s/ Darwin C. Dornbush
Darwin C. Dornbush
Chairman

Agreed and Accepted
this 9th day of February, 2009:
/s/ Joel A. Schwartz
Joel A. Schwartz